Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statements on Form S-3 (Nos. 333-206647 and 333-211371) of Oaktree Capital Group, LLC, and

2)	Registration Statement on Form S-8 (No. 333-210485) of Oaktree Capital Group, LLC

of our reports dated February 22, 2019 with respect to the consolidated financial statements of Oaktree Capital Group, LLC, and the effectiveness of internal control over financial reporting of Oaktree Capital Group, LLC, included in this Annual Report (Form 10-K) of Oaktree Capital Group, LLC for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Los Angeles, California
February 22, 2019